SECOND AMENDMENT TO ASSIGNMENT OF RIGHTS AND TITLE AGREEMENT

This Second Amendment to Assignment of Rights and Title Agreement (this "Second Amended Assignment Agreement") is effective January 10, 2013 and is between the following parties: (a) Global Ventures Group, LLC, a Florida limited liability company doing business at 110 North Federal Highway, #807 in Fort Lauderdale, Florida 33301 ("Global Ventures"); (b) Alfred Abiouness, Sr. with a mailing address of 4410 East Beach Drive, Norfolk, Virginia ("Abiouness"), (c) RG Development, Inc., a Delaware corporation doing business at 364 East Main Street, Suite 205 in Middleton, Delaware 19709 ("RG Development"), and (d) Cotton Bay Holdings, Inc., a Delaware corporation with a resident agent located at 113 Barksdale Professional Center, Newark, DE 19711 ("Cotton Bay Holdings")(collectively the "Parties").

WHEREAS, the Parties executed an Assignment of Rights and Title Agreement (the "Assignment Agreement") on August 1, 2012 and a First Amendment to Assignment of Rights and Title Agreement on November 6, 2012 (the "First Amended Assignment Agreement"). The First Amended Assignment Agreement modified Sections 1 through 4 of the Assignment Agreement, and the Parties ratified the balance of the Assignment Agreement. This Second Amended Assignment Agreement supersedes the Assignment Agreement and the First Amended Assignment Agreement.

WHEREAS, pursuant to the terms of the Master Agreement between Global Ventures and Eleuthera Properties, Ltd. ("Eleuthera Properties") dated on or about May 22, 2012 (the "Master Agreement"), Global Ventures has the right to earn 6,500 shares of authorized Class A Common Shares of Eleuthera Properties (the "Eleuthera Stock") in consideration of Global Ventures' performance of its duties and obligations under the Master Agreement, including but not limited to, reaching certain milestones in the development and construction of the resort property owned by Eleuthera Properties, commonly referred to as "Cotton Bay" (referred to herein as the "Project").

WHEREAS, Global Ventures and RG Development executed a Reaffirmation of Standard Form of Agreement Between Owner and Contractor dated March 2, 2012 whereby, among other things, the parties ratified a prior Standard Form of Agreement Between Owner and Contractor dated January 15, 2010 (the "AIA Contract"), and in consideration of RG Development's continued construction of the Project, Global Ventures executed a Revolving Promissory Note with RG Development, and agreed to assume any and all liabilities, duties and obligations under the AIA Contract previously held by Global Ventures' predecessor.

WHEREAS, Global Ventures acknowledges that its earlier development and construction of the Project was funded through financial contributions by Abiouness, and memorialized in a Revolving Promissory Note dated February 23, 2012, and as amended and supplemented (the "Abiouness Note"). Global Ventures granted Abiouness an Article IX security interest in its right, title and interest in the Eleuthera Stock as security under the Abiouness Note (the "Abiouness Lien").

WHEREAS, Global Ventures has acknowledged that its earlier development and construction of the Project was made possible, in part, due to certain construction concessions and other financially related benefits provided by RG Development. These concessions and benefits are memorialized in a Revolving Promissory Note dated February 27, 2012 between Global Ventures and RG Development, and as amended and supplemented (the "RG Note"). Global Ventures has granted an Article IX security interest in its right, title and interest in the Eleuthera Stock to RG Development as security under the RG Note (the "RG Lien"). RG Development agrees that the RG Lien is subordinate to the Abiouness Lien.

WHEREAS, Abiouness and RG Development acknowledge that Global Ventures' continued development, construction and capital raising efforts is contingent, in part, in pledging and assigning their respective security interests to Cotton Bay Holdings subject to the terms of this Second Amended Assignment Agreement.

WHEREAS, on January 10, 2013, Cotton Bay Holdings and Global Ventures entered into an Asset Purchase and Limited Lien Release Agreement (the "Purchase Agreement"). Under the terms of the Purchase Agreement, GVG sold 800 shares of the Eleuthera Stock titled to GVG free-and-clear to Cotton Bay valued at $10,000.00 per share for a total value of $8,000,000, and in consideration, CBH conveyed 6,153,846 shares of its common stock valued at $1.30 per share to GVG in lieu of cash or other monetary consideration. See Exhibit 9.04 to Cotton Bay Holdings' Form 8-K dated January 12, 2013.

WHEREAS, on January 10, 2013, concomitant with the execution of the Purchase Agreement, Cotton Bay Holdings and Global Ventures entered into a Second Amended Independent Contractor and Financing Agreement (the "Second Amended Financing Agreement") whereby Cotton Bay Holdings and Global Ventures agreed to terms and conditions associated with Cotton Bay Holdings' acquisition of 4,400 shares of the Eleuthera Stock from GVG, subject to the lien rights of Abiouness and RG Development (which are to be released pursuant to the Parties' performance under this Second Amended Assignment Agreement). This Second Amended Assignment Agreement focuses exclusively on the mechanics associated with the conveyance of right, title and interest to the 4,400 shares of the Eleuthera Stock.

WHEREAS, Cotton Bay Holdings and Global Ventures agree that the Purchase Agreement, Second Amended Financing Agreement and this Second Amended Assignment Agreement are merged herein resulting in a fully integrated contact under Delaware law.

WHEREAS, these Recitals are not mere statements, but rather representations relied upon by the Parties in executing and performing under this Second Amended Assignment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. CONDITION PRECEDENTS TO OBLIGATIONS. The Parties agree that the following conditions must be satisfied in whole prior to performance by Global Ventures, Abiouness or RG Development:

1.1 Global Ventures Conveyance of Title to Eleuthera Stock. Upon written notification by Cotton Bay Holdings, or its placement agent, escrow agent or title agent, or similar party acting as trustee over those funds raised by Cotton Bay Holdings through private and/or public offerings (collectively referred to as the "Paying Agent"), that the following events have occurred:

1.1.1. In the context of a private offering, a Subscription Agreement has been executed by an Accredited Investor pursuant to either a Private Placement Offering for the purchase of common or preferred stock or purchase of a minimum of five (5) Secured Convertible Notes of Cotton Bay Holdings. Each set of five (5) Notes sold pursuant to the Cotton Bay Offering is collectively referred to herein as a 'Block of Notes' or 'Blocks of Note'; or in the context of a public offering through a prospectus, the sale and purchase of common or preferred stock or purchase of a Block of Notes (sales through a private or public offering are collectively referred to herein as the "Cotton Bay Offering" unless otherwise noted);

1.1.2. The Paying Agent or responsibility paying party associated with the sale of the common or preferred stock or Block of Notes in the Cotton Bay Offering has released net proceeds from the sale of the common or preferred stock or a Block of Notes from the Cotton Bay Offering to Global Ventures; and

1.1.3. The net funds from the Cotton Bay Offering have been paid by the Paying Agent to the Client Trust Account of Paesano Akkashian, P.C. (132 North Old Woodward Avenue in Birmingham, Michigan 48076) or a subsequent designee of Global Ventures (the "Escrow Agent"), and an acknowledgment from the Escrow Agent that the funds from the Cotton Bay Offering are on deposit for the benefit of Abiouness and RG Development (under their respective liens and pursuant to the priority rights at the time of deposit), and for the benefit of Global Ventures continued construction, development and management of the Project.

1.2 Representations and Warranties Still Accurate. The representations and warranties stated by the Parties remain truthful and accurate during the term of this Second Amended Assignment Agreement.

2. GLOBAL VENTURES CONVEYANCE OF TITLE TO THE ELEUTHERA STOCK. Upon full satisfaction of the condition precedents set forth in Section 1, Global Ventures agrees to either (a) convey 1 share of the Eleuthera Stock in its possession to Cotton Bay Holdings "free and clear," subject only to the rights of Abiouness and RG Development, which are to be released under Sections 3 and 4, below, for each Block of Notes sold, or (b) 1 share of the Eleuthera Stock in its possession to Cotton Bay Holdings "free and clear," subject only to the rights of Abiouness and RG Development, which are to be released under Sections 3 and 4, below, for every $10,000 in stocks sold under the Cotton Bay Offering. For example, in the event Cotton Bay sells 10 Blocks of Notes, Global Ventures shall convey title to 10 shares of the Eleuthera Stock to Cotton Bay Holdings, subject to Sections 3 and 4, below. Similarly, for example, in the event Cotton Bay sells $300,000 in equity through the Cotton Bay Offering, Global Ventures shall convey title to 30 shares of the Eleuthera Stock to Cotton Bay Holdings, subject to Sections 3 and 4, below.

3. ABIOUNESS RELEASE OF SECURITY INTEREST. Upon full satisfaction of the condition precedents set forth in Section 1 and written confirmation of Global Ventures' conveyance of the Eleuthera Stock, as set forth in Section 2, Abiouness agrees to release his security interest in the Eleuthera Stock conveyed by Global Ventures, and take any and all necessary action in recording a UCC-3 to modify the Abiouness Lien. For example, in the event Cotton Bay sells 10 Blocks of Notes, Global Ventures shall convey title to 10 shares of the Eleuthera Stock to Cotton Bay Holdings, and Abiouness shall record a UCC-3 releasing his lien interest to the 10 shares being conveyed, subject to Section 4, below. Similarly, for example, in the event Cotton Bay sells $300,000 in equity through the Cotton Bay Offering, Global Ventures shall convey title to 30 shares of the Eleuthera Stock to Cotton Bay Holdings, and Abiouness shall record a UCC-3 releasing his lien interest to the 30 shares being conveyed, subject to Section 4, below.

4. RG DEVELOPMENT RELEASE OF SECURITY INTEREST. Upon full satisfaction of the condition precedents set forth in Section 1, written confirmation of Global Ventures' conveyance of the Eleuthera Stock and Abiouness' release of his security interest, as set forth in Section 3, above, RG Development agrees to release its security interest in the Eleuthera Stock conveyed by Global Ventures, and take any and all necessary action in recording a UCC-3 to modify the RG Lien. For example, in the event Cotton Bay sells 10 Blocks of Notes, Global Ventures shall convey title to 10 shares of the Eleuthera Stock to Cotton Bay Holdings, and Abiouness and RG Development shall record a UCC-3 releasing their respective lien interests to the 10 shares being conveyed. Similarly, for example, in the event Cotton Bay sells $300,000 in equity through the Cotton Bay Offering, Global Ventures shall convey title to 30 shares of the Eleuthera Stock to Cotton Bay Holdings, and RG Development shall record a UCC-3 releasing its lien interest to the 30 shares being conveyed.

5. GLOBAL VENTURES' NOTE OBLIGATIONS, HOLD HARMLESS AND INDEMNIFICATION. Global Ventures agrees that nothing in this Seconded Amended Assignment Agreement shall constitute a waiver, release, assignment, delegation or any action excusing Global Ventures' duties and obligations under the Abiouness Note and RG Note, or the Abiouness Lien or RG Lien. Global Ventures unconditionally agrees to hold Cotton Bay Holdings, its shareholders, board of directors, officers, agents, subsidiaries, employees and any other entity or individual associated with Cotton Bay Holdings harmless from any and all obligations under the Abiouness Note and RG Note, or the Abiouness Lien or RG Lien, and to indemnify such parties from any and all actual or threatened claims or damages related to the Abiouness Note and RG Note, or the Abiouness Lien or RG Lien.

6. REPRESENTATIONS AND WARRANTIES. The Parties represent and warrant:

6.1 Capacity and Authority. Each party has the requisite power and authority to execute and deliver this Second Amended Assignment Agreement and to consummate their respective transactions contemplated hereby, including but not limited to Global Ventures' right to convey the Eleuthera Stock in the manner and form set forth in this Second Amended Assignment Agreement. The execution, delivery and performance of this Second Amended Assignment Agreement has been duly authorized by all necessary action on the part of the respective parties, and constitutes a legal, valid and binding obligation of the parties, enforceable against each party, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.2 Violation of Law or Agreement. The execution, delivery and performance by each party of this Second Amended Assignment Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of organization or other organizational documents of either party as the case may be.

6.3 Consents and Approvals. All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority or any other person, or other action required in connection with the execution, delivery and performance of this Second Amended Assignment Agreement by either party have been obtained by that particular party.

6.4 No Undisclosed Liabilities. Other than what has been disclosed herein, the Eleuthera Stock in Global Ventures' possession now, or in the future following completion of certain development and construction benchmarks, have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

6.5 Full Disclosure. No representation or warranty by either party in this Second Amended Assignment Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

6.6 Survival. The representations, warranties and covenants of each of the parties shall survive during and after the full performance of the obligations under this Second Amended Assignment Agreement. Each party may rely on such representations, warranties and covenants irrespective of any investigation made, or notice or knowledge held, by it or any other person.

7. MISCELLANEOUS.

7.1. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Second Amended Assignment Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

7.2 Entire Agreement. This Second Amended Assignment Agreement constitutes the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.3 Severability. If one or more provisions of this Second Amended Assignment Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Second Amended Assignment Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.4 Waiver and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Second Amended Assignment Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of such party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

7.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth in the introductory paragraph.

7.6 Governing Law. This Second Amended Assignment Agreement shall be governed by and construed under the laws of the State of Delaware without regard to choice of law principles.

7.7 Further Assurances. Each party shall, at the request of another party, at any time and from time to time following the performance of any condition precedent under Section 1, above, promptly execute and deliver, or cause to be executed and delivered, all such further instruments and take all such further action as each party may reasonably request to confirm or carry out the provisions and intent of this Second Amended Assignment Agreement.

7.8 Counterparts; Facsimile. This Second Amended Assignment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Second Amended Assignment Agreement may be transmitted electronically or by facsimile, and signatures so transmitted will be deemed to be original signatures.

7.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Second Amended Assignment Agreement. If an ambiguity or question of intent or interpretation arises, this Second Amended Assignment Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Second Amended Assignment Agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amended Assignment Agreement as of the date first above written.

Global Ventures Group, LLC

/s/ Robert Fortson IV
A&F Bahamas, LLC
Member

Cotton Bay Holdings, Inc.

/s/ Alfred E. Abiouness, Jr.
Alfred E. Abiouness, Jr.
President

RG Development, Inc.

/s/ Douglas Maslo
Douglas Maslo
President

/s/ Alfred Abiouness, Sr. Alfred Abiouness, Sr.